EXHIBIT 99.1

Vertical Branding Announces 3rd Quarter 2008 Financial Results

Q3 revenues increase 8% year over year to approximately $10 million

Adjusted EBITDA of $0.6 million marks third consecutive quarter of improvement

Los Angeles, Calif.--(GLOBE NEWSWIRE)--November 14, 2008 — Vertical Branding, Inc. (OTC BB: VBDG) announced third quarter financial results today, including its second consecutive quarter of year-over-year revenue growth and positive Adjusted EBITDA.

The Company reported revenues of approximately $9.8 million for the quarter ended September 30, 2008, an 8% increase over revenues for the third quarter of fiscal year 2007.  The Company was close to break-even on the bottom line, with a third quarter net loss of $0.1 million, an improvement over a net loss of $0.2 million for the same period of the prior year.  Earnings per share in Q3 2008 were equivalent to those of Q3 2007, which were a loss of $0.01 per share.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for Q3 2008 totaled approximately $0.6 million, comparable to Adjusted EBITDA for Q3 2007 of $0.7 million.  Adjusted EBITDA, in addition to the items listed above, takes into account the effect of non-cash stock-based compensation and certain non-recurring charges, and is reconciled to net income in the table below.

Vertical Branding also showed continued improvement on a sequential quarterly basis, with Q3 2008 revenues up by $0.2 million over Q2 2008, and with net loss narrowing by approximately $0.3 million compared to the previous quarter.  Adjusted EBITDA similarly improved by approximately $0.3 million over Q2 2008 as a result of reduced operating expenses.

“With our continued focus on increasing retail distribution sales in Q3 2008, and our ongoing efforts to control costs and implement operating efficiencies, we experienced improved quarterly results both year over year and sequentially,” said Daniel McCleerey, Chief Financial Officer.  “We expect to benefit from these and additional such measures on an ongoing basis, particularly at higher sales levels where favorable leveraging of our operating expense infrastructure will drive improved bottom-line results.”

Revenues for the nine months ended September 30, 2008, were approximately $27 million, a 9% decrease compared to almost $30 million in the corresponding period of fiscal year 2007.  The year-over-year decline in nine-month revenues is partially attributable to a change in the Company’s marketing strategies starting in mid-2007, resulting in lower direct-to-consumer sales in all subsequent quarters.  In addition, the first quarter of fiscal 2007 included initial retail distribution shipments, also known as “store seeding,” of the Company’s popular Hercules Hook product, having the effect of a spike in revenues at the time of seeding with ongoing replenishment orders more evenly distributed over the product lifecycle.  Store seeding of the Company’s two new retail products in the first three quarters of 2008, SteamBuddy and MyPlace, was more evenly distributed between quarters.

For the nine months ended September 30, 2008, the Company’s net loss totaled $2.1 million, or a loss of $0.07 per share, compared with net income of $0.3 million, or earnings $0.01 per share, in the corresponding prior-year period.  Adjusted EBITDA for the first three quarters of 2008 totaled $0.5 million, versus Adjusted EBITDA of $2.9 million in the corresponding period of 2007.  Results for the nine months ended September 30, 2008, were negatively impacted by various costs in excess of normal business expenses arising out of the 2007 bankruptcy of a warehouse and fulfillment vendor, the write-down of an intangible infomercial asset, and expenses incurred in connection with an executive severance arrangement.

"We continued to gain traction in our business in the third quarter relative to overcoming the challenges we faced at the start of the year,” commented Nancy Duitch, CEO of Vertical Branding, Inc.  “The results announced today mark three consecutive quarters of improved top and bottom-line performance.  Our objective of exploiting the many opportunities that exist in our product portfolio, our various distribution channels and our robust product pipeline is not yet fully realized -- opportunities that exist even in the current economic environment where consumers are increasingly drawn toward value-driven products and offers.  We have not thus far seen material pullback in our retail POS monitoring, and falling television media rates have re-energized our direct-to-consumer sales campaigns, which should, in turn, further facilitate our retail sell-through.”

Ms. Duitch concluded, “Going forward, we expect to continue working our business model, optimize efficiencies, and reduce costs and overhead whenever possible.  We continue to believe that 2008 will conclude as a growth year for Vertical Branding, although not at levels previously forecast and we are consequently withdrawing our 2008 sales forecast.  We also believe we will continue our sequential quarterly trend of bottom-line improvement in Q4 2008.”

Table reconciling EBITDA to GAAP (dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net (loss) income for the period	$(117)	$(196)	$(2,061)	$334
Interest expense, net	306	290	775	977
Provision for income taxes	––	1	9	26
Depreciation and amortization	321	303	955	930
Other charges	––	177	––	177
Costs in excess of normal business expenses	––	––	278
Non-cash stock based compensation	76	154	368	434
Executive severance	––	––	160	––
Adjusted EBITDA	$586	$729	$484	$2,878

Conference call and webcast information

Management of Vertical Branding will hold a conference call on Friday, November 14, 2008, at 4:30 p.m. ET (1:30 p.m. PT), to discuss financial results for the quarter and nine-month period ended September 30, 2008.

To participate in the event, please dial in as follows ten to fifteen minutes in advance to allow time for registration: dial 800-762-8779 if calling from within the United States; international callers should dial 480-248-5081. Please provide the conference ID 3941948.

A link to a webcast archive of the event will also be available on the Company’s web site at http://www.verticalbranding.com for a period of ninety (90) days.

Use of Non-GAAP Financial Measures

Adjusted EBITDA as cited in this press release is a non-GAAP measure that is defined as net income or loss excluding the effects of interest, income taxes, depreciation and amortization expenses, non-cash stock-based compensation and certain non-recurring items.

Adjusted EBITDA as defined above may not be similar to non-GAAP income measures used by other companies.  The company believes that Adjusted EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments, impairment of assets related to those investments, interest on debt and capital lease obligations, and non-cash compensation expense that management does not believe are reflective of the underlying performance of the Company’s business operations.  Management uses Adjusted EBITDA in evaluating the overall performance of the Company’s business operations.

Although management finds Adjusted EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses Adjusted EBITDA in conjunction with GAAP earnings measures.  The Company believes that Adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company provides investors with this supplemental metric since, with reconciliation to GAAP, it may allow for greater insight into the Company’s financial results.

About Vertical Branding, Inc.

Vertical Branding is a consumer products company selling high-quality household, beauty and personal care products at affordable prices. The Company builds consumer awareness for its products and brands through direct response television, Internet and print advertising, with the goal of broader wholesale distribution to many of the country's largest retailers and drug chains as well as catalogs, home shopping channels and international distributors. Vertical Branding develops its own proprietary products and brands and licenses the rights to other select products that pass its rigorous screening process. The Company's hottest-selling products and brands currently include MyPlace, SteamBuddy, Hercules Hook, ZorbEEZ, EZ Foldz Step Stool and Extreme Beam.

Information Regarding Forward-Looking Statements

The information in this news release includes forecasts and predictions about future results and events, or “forward-looking statements,” often identifiable by use of words like "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" and similar expressions.  Such statements reflect the current view of Vertical Branding with respect to the matters discussed and are subject to and qualified by various risks, uncertainties, assumptions and other factors that could cause actual results or events to differ materially from those forecasted or predicted.  A number of such risks and uncertainties are described in Vertical Branding’s periodic reports filed with the Securities and Exchange Commission in the section of such reports entitled "Risk Factors."  These include risks and uncertainties relating to the general industry in which the company operates, company operations, the company’s ability to adequately finance the operation and growth of its business, the company’s dependence upon third parties to supply products and fulfill customer orders, dependence upon major retail chains for sale of products, the company’s ability to develop and market new products, its ability to protect intellectual property associated with its products and otherwise maintain competitive advantages, and volatility and uncertainty related to trading on the OTC Bulletin Board, penny stock rules and changes in government regulations.  Other risk and uncertainties that are unknown or currently believed to be immaterial could also cause future results or events to differ materially from those forecasted or anticipated.  Although Vertical Branding believes that the expectations reflected in the forward looking statements are reasonable, Vertical Branding cannot guarantee future results, levels of activity, performance or achievements.  Except as required by applicable law, including the securities laws of the United States, Vertical Branding does not intend to update any of the forward-looking statements to conform these statements to actual results. The foregoing discussion should be read in conjunction with Vertical Branding's reports filed with the Securities and Exchange Commission.

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share amounts and per-share data)

	For the Three Months Ended September 30,		For the Three Months Ended September 30,

	2008	2007	2008	2007

Revenues
Consumer products	$9,544	$8,888	$27,069	$29,990
Real estate activities	255	182	581	506
Total revenues	9,799	9,070	27,650	30,496
Cost of sales	5,863	3,012	14,303	9,695
Gross profit	3,936	6,058	13,347	20,801

Operating expenses
Selling	1,806	3,970	8,430	13,608
General and administrative	1,614	1,542	5,323	4,857
Depreciation and amortization	321	303	955	930
Other charges	––	177	––	177
Total operating expenses	3,741	5,992	14,708	19,572

Income (loss) from operations	195	66	(1,361)	1,229

Other income (expense):
Interest expense, net	(306)	(290)	(775)	(977)
Minority interest	(6)	29	84	108
Income (loss) from operations before provision
for income taxes	(117)	(195)	(2,052)	360
Provision for income taxes	––	1	9	26
Net (loss) income	(117)	(196)	(2,061)	334
Preferred stock dividends	45	48	136	151
Net (loss) income applicable to common stockholders	$(162)	$(244)	$(2,197)	$183

Basic and diluted (loss) earnings per common share	$(0.01)	$(0.01)	$(0.07)	$0.01

Weighted average shares used in computation
of basic (loss) earnings per common share	29,726	23,129	29,565	22,608

Weighted average shares used in computation
of diluted (loss) earnings per common share	29,726	23,129	29,565	23,716

(more)

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$145	$30
Accounts receivable, net	5,359	3,387
Inventories	2,127	3,182
Other current assets	913	1,490
Total current assets	8,544	8,089
Office building, net	3,853	3,987
Other assets	4,625	5,071
Total assets	$17,022	$17,147

Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$3,593	$1,651
Current portion of long-term debt	4,423	1,540
Accounts payable, accrued expenses and other current liabilities	4,084	4,654
Total current liabilities	12,100	7,845
Long-term debt	1,804	4,451
Total liabilities	13,904	12,296
Minority voting interest in subsidiary	500	528
Stockholders' equity	2,618	4,323
Total liabilities and stockholders' equity	$17,022	$17,147

Contact:

          Vertical Branding, Inc.

          818-926-4900

          http://www.verticalbranding.com

          RedChip Companies, Inc.

          Len Hardison

          800-733-2447, Ext. 118

          info@redchip.com

          http://www.redchip.com